EXHIBIT 99.1
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VENETIAN CASINO RESORT, LLC AND LAS VEGAS SANDS, INC. ANNOUNCE
PROPOSED $850 MILLION OFFERING OF MORTGAGE NOTES

(Las Vegas, NV - May 06, 2002) Venetian Casino Resort, LLC and Las Vegas Sands, Inc. announced today plans to offer approximately $850 million in aggregate principal amount of mortgage notes in a Rule 144A offering. In connection with the offering of their mortgage notes, Venetian and its subsidiaries also intend to enter into new senior secured credit facilities in an aggregate amount of approximately $480 million.

Venetian intends to use the proceeds from the proposed offering of mortgage notes and borrowings under these new loan facilities to repay, redeem or repurchase all outstanding indebtedness of Venetian and its subsidiaries, to finance the construction and development of the Phase IA Addition, which consists of a 1000-room addition to the Casino Resort, additional meeting and conference space and an expansion to the Casino Resort's parking garage, and to pay all fees and expenses associated with these transactions. The indebtedness proposed to be repaid, redeemed or repurchased includes Venetian's existing bank credit facility, its 12 1/4% mortgage notes due 2004 and 14 1/4% senior subordinated notes due 2005, its furniture, fixture & equipment credit facility, its mall debt and certain other indebtedness.

The proposed offering of mortgage notes and the other refinancing transactions are expected to close during the second quarter of 2002.

The securities to be offered will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

THE MATTERS DESCRIBED IN THIS PRESS RELEASE CONTAIN FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE A NUMBER OF RISKS, UNDERTAINTIES OR OTHER FACTORS BEYOND VENETIAN'S CONTROL, WHICH MAY CAUSE MATERIAL DIFFERENCES IN ACTUAL RESULTS, PERFORMANCE OR OTHER EXPECTATIONS. THESE FACTORS INCLUDE BUT ARE NOT LIMITED TO GENERAL ECONOMIC CONDITIONS, COMPETITION, NEW VENTURES, GOVERNMENT REGULATION, LEGALIZATION OF GAMING, INTEREST RATES, FUTURE TERRORIST ACTS, INSURANCE,AND OTHER FACTORS DETAILED IN THE REPORTS FILED BY LAS VEGAS SANDS, INC. WITH THE SECURITIES AND EXCHANGE COMMISSISON. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE THEREOF. VENETIAN ASSUMES NO OBLIGATION TO UPDATE SUCH INFORMATION.

                                                             CONTACT INFORMATION
                                                     Venetian Casino Resort, LLC
                                             Harry Miltenberger - Vice President
                                                                  (702) 733-5729
                                                           miltenbh@venetian.com